PML, INC.
Exhibit 11

                                                          Years Ended May 31,
                                                         1997             1996
                                                    --------------   --------------
Net  income                                         $     669,371    $     206,001
Preferred stock dividends accreted                        (48,587)         (49,500)
                                                    --------------   --------------
Net income after accretion of dividends             $     620,784    $     156,501
                                                    ==============   ==============


Average number of common shares outstanding             1,776,816        1,594,826
Average number of Class B common stock outstanding        211,551          211,511
Average effect of common stock equivalents                 71,890               -
                                                    --------------   --------------

Average number of total shares outstanding              2,060,257        1,806,337
                                                    ==============   ==============


Net  income per common share                        $        0.30    $        0.09
                                                    ==============   ==============
